Exhibit 10.1
AGREEMENT AS TO ASHWORTH, INC.
EXECUTIVE EMPLOYMENT AGREEMENT WITH
RANDALL L. HERREL, SR.
     This Agreement is effective as of September 12, 2006 (the “Effective Date”) and pertains to and confirms certain understandings regarding, and amends, that certain Second Amended and Restated Executive Employment Agreement dated February 28, 2006 (the “Employment Agreement”) between ASHWORTH, INC. (the “Company”) and RANDALL L. HERREL, SR. (“Herrel”) and Herrel’s continuing employment thereunder.
     1. Employment. The Company shall continue to employ Herrel as its Chief Executive Officer, and Herrel accepts such continued employment, upon the terms and conditions set forth herein and the Employment Agreement (as modified pursuant to this Agreement). On and after the Effective Date, Herrel shall no longer serve as Chairman of the Board or President of the Company.
     2. Term. Consistent with the Resignation (attached as Exhibit A hereto) which Herrel has executed and delivered concurrently with this Agreement, the term of Herrel’s employment shall continue until, and then automatically terminate, on October 17, 2006, unless earlier terminated as provided herein (the “Remaining Term”).
     3. Authority and Duties. Herrel shall report directly to the Chairman of the Board during the Remaining Term. Herrel’s scope of authority and duties during the Remaining Term shall be as determined in the discretion of the Chairman of the Board (and may be reduced from the scope of authority and duties of Herrel prior to the Effective Date), but any new or expanded duties of Herrel shall be consistent with the duties normally associated with the position of a chief executive officer.
     4. Employment Compensation During Remaining Term. Herrel’s salary and employee benefits (and executive perquisites to the extent Herrel has the same) shall continue during the Remaining Term at the same levels as were in effect immediately prior to the Effective Date. Section 14 (Expenses) of the Employment Agreement also remains in full force and effect.
     5. Severance.
          A. Resignation Effective October 17, 2006 or for Constructive Discharge. If Herrel’s employment terminates on October 17, 2006 in accordance with the Resignation executed and delivered concurrently herewith or earlier if Herrel resigns for Constructive Discharge (as defined hereinbelow), Herrel shall immediately be entitled to receive severance compensation and benefits as follows, and such severance payments and benefits shall be immediately payable upon termination (except as may be provided in Section 16 of the Employment Agreement) notwithstanding any other employment that Herrel may find or have after such termination:
     i. Cash compensation in an amount equal to Six Hundred Twenty Nine Thousand Three Hundred Forty Nine Dollars ($629,349.00);

1 of 7

     ii. All stock options owned by Herrel listed on Exhibit B hereto, whether granted pursuant to the Employment Agreement or otherwise and regardless of their scheduled vesting dates, will vest immediately upon termination of Herrel’s employment, and will be exercisable for a period of two years following the date of termination, provided that no option may be exercised beyond its original expiration date;
     iii. The following employee benefits for one year after the date of termination: (1) medical insurance (including Exec-u-care), dental insurance, life insurance and disability insurance, in such forms as exist on the date hereof; (2) an the automobile allowance at the rate of $1,250.00 per month; (3) a clothing allowance at the rate of $100.00 per month; and (4) monthly dues for the current country club of which Herrel is a member (but not special assessments). Herrel shall not receive any other expense reimbursement or any other benefits after his employment termination, including, without limitation, an office and secretarial support; and
     iv. Reimbursement for accrued but unpaid vacation and amounts reimbursable under Section 14 (Expenses) of the Employment Agreement.
          B. Termination Without Cause/Death/Disability. If Herrel’s employment is terminated without Cause (as defined hereinbelow) by the Company or by death or disability prior to October 17, 2006, Herrel shall be entitled to receive severance compensation and benefits as follows:
     i. Cash compensation in an amount equal to Six Hundred Eight Thousand Nine Hundred Seventy Three Dollars ($608,973.00) plus Five Hundred Eighty Two Dollars ($582.00) per day Herrel is employed by the Company after the Effective Date (including weekends and holidays) until the date of such termination;
     ii. All stock options owned by Herrel, whether granted pursuant to this Agreement or otherwise and regardless of their scheduled vesting dates, will vest immediately upon termination of Herrel’s employment, and will be exercisable for a period of two years following the date of termination, provided that no option may be exercised beyond its original expiration date;
     iii. The following employee benefits for one year after the date of termination: (1) medical insurance (including Exec-u-care), dental insurance, life insurance and disability insurance, in such forms as exist on the date hereof; (2) an the automobile allowance at the rate of $1,250.00 per month; (3) a clothing allowance at the rate of $100.00 per month; and (4) monthly dues for the current country club of which Herrel is a member (but not special assessments). Herrel shall not receive any other expense reimbursement or any other benefits after his employment termination, including, without limitation, an office and secretarial support; and
     iv. Reimbursement for accrued but unpaid vacation, and amounts reimbursable under Section 14 (Expenses) of the Employment Agreement.
          C. Termination For Cause/Earlier Resignation for Other than Constructive Discharge. In the event that Herrel’s employment is terminated prior to

2 of 7

October 17, 2006 as a result of (i) a termination for Cause by the Company, or (ii) Herrel’s earlier resignation for any reason other than Constructive Discharge (as defined hereinbelow), Herrel’s entitlement (if any) to severance compensation and benefits shall be in accordance with and governed by the relevant provisions of the Employment Agreement and without any regard whatsoever to the provisions of Sections 5(A) or 5(B) of this Agreement. Paragraph 15(e) of the Employment Agreement (regarding Resignation in the Event of Change of Circumstances) and the definition of a Change in Duties, Compensation or Benefits contained in Exhibit A thereto are hereby deleted in their entirety, it being the intent of the parties that the provisions herein regarding Constructive Discharge replace such provisions in their entirety.
          D. Satisfaction of Severance Obligations. Notwithstanding anything to the contrary in the Employment Agreement, the parties specifically acknowledge and agree that if the Company is obligated to provide severance compensation and post-termination benefits to Herrel pursuant to Section 5(A) or Section 5(B) above, the provisions of Section 5(A) or 5(B) of this Agreement, as relevant, shall constitute the entirety of the Company’s obligations to make severance payments and provide post-termination benefits, and no separate or additional severance compensation or post-termination benefits shall be payable or due under the terms of the Employment Agreement or otherwise; provided, however, that this Section shall in no way limit any and all of Herrel’s right or the Company’s obligations to defend and indemnify Herrel against a claim arising out of or relating to Herrel’s service as an employee or Director of the Company.
          E. Definitions.
          A “termination without Cause” shall be deemed to have occurred if Herrel is terminated for any reason other than his (i) fraud, (ii) misappropriation of or intentional material damage to the property or business of the Company (including its subsidiaries), (iii) conviction of a felony or (iv) the willful and deliberate refusal of Herrel to comply with a lawful, written instruction of the Chairman of the Board, which refusal is not remedied by Herrel within a reasonable period of time after his receipt of written notice from the Company identifying the refusal.
          A “Constructive Discharge” shall exist only if both of the following conditions are met:
     i. Herrel is assigned material new or additional responsibilities not consistent with the position of a chief executive officer; and
     ii. The Chairman of the Ashworth Board of Directors ceases to be one of the following persons: James Hayes, James O’Connor, Detlef Adler, John Richardson or another person acceptable to Herrel.
     6. Section 409A Compliance. Section 16 of the Employment Agreement shall remain in full force and effect.
     7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Herrel’s residence in the case of Herrel or to its principal office in the case of the Company.

3 of 7

     8. Arbitration. Any dispute arising out of this Agreement shall be resolved by binding arbitration at San Diego, California pursuant to the rules of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of its reasonable attorneys fees and expenses.
     9. Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
     10. Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.
     11. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Herrel acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Herrel may not assign his rights and obligations under this Agreement.
     12. Amendment. This instrument may not be amended except by an agreement in writing signed by both parties.
     13. Change in Control Agreement. Nothing contained herein shall have any effect on the Amended and Restated Agreement re Change in Control dated as of February 28, 2006 by and between Herrel and the Company, and the parties hereto acknowledge that such agreement is in full effect and binding on the parties thereto.
     14. Governing Law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
     15. Authorization to Sign. The undersigned represents that he is properly authorized to legally bind Ashworth, Inc., to this Agreement and to sign this Agreement on behalf of Ashworth, Inc.
[Remainder of page left blank intentionally, signatures on following page]

4 of 7

                    IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated above.

“COMPANY” ASHWORTH, INC.
By:	/s/ James B. Hayes
	Name:	James B. Hayes
	Title:	Chairman of the Board

“HERREL” RANDALL L. HERREL, SR.
By:	/s/ Randall L. Herrel, Sr.
Randall L. Herrel, Sr.

5 of 7

EXHIBIT A

Date:	September 12, 2006

To:	Board of Directors
Ashworth, Inc.

From:	Randall L. Herrel, Sr.

Subject:	Resignation
This letter is to confirm my resignation as a Director and Chief Executive Officer of Ashworth, Inc. (the“Company”), effective as of October 17, 2006, together with all other employment and trustee positions held with Ashworth, Inc. and any of its subsidiaries or with their respective employee plans.
This letter is also to confirm that my resignation is not a result of any material disagreement with the Company as to the Company’s operations, policies or practices.

/s/ Randall L. Herrel, Sr.
Randall L. Herrel, Sr.

6 of 7

EXHIBIT B

Optionee Statement	Ashworth, Inc.
Exercisable as of 8/31/2006
Randall L. Herrel Sr

						Date
Grant	Expiration		Grant	Granted or	Grant	Transferred
Date	Date	Plan ID	Type	Transferred To	Price	Out	Outstanding	Exercisable

10/2/1996	12/31/2003	3	Incentive	16,666	$6.0000		0	0	current
10/2/1996	12/31/2003	3	Non-Qualified	33,334	$6.0000		0	0	current
10/2/1996	12/31/2005	3	Incentive	16,666	$6.0000		0	0	current
10/2/1996	12/31/2004	3	Non-Qualified	83,334	$6.0000		0	0	current
10/2/1996	12/31/2004	3	Incentive	16,666	$6.0000		0	0	current
10/2/1996	6/14/2003	3	Non-Qualified	33,334	$6.0000		0	0	current
10/2/1996	6/14/2003	3	Incentive	16,666	$6.0000		0	0	current
10/2/1996	12/31/2005	3	Non-Qualified	83,334	$6.0000		0	0	current
2/6/1997	7/31/2002	3	Non-Qualified	6,094	$5.7500		0	0	current
2/25/1997	12/31/2004	3	Non-Qualified	100,000	$6.5000		0	0	current
11/11/1997	11/10/2003	3	Incentive	204	$10.1875		0	0	current
11/11/1997	11/10/2003	3	Non-Qualified	19,796	$10.1875		0	0	current
11/11/1997	11/10/2004	3	Non-Qualified	20,000	$10.1875		0	0	current
11/11/1997	11/10/2005	3	Non-Qualified	20,000	$10.1875		0	0	current
12/11/2000	12/11/2010	2KEIP	Non-Qualified	40,865	$6.8750		40,865	40,865	current
12/11/2000	12/11/2010	2KEIP	Incentive	43,635	$6.8750		43,635	43,685	current
12/22/2003	12/22/2013	2KEIP	Incentive	17,713	$8.0900		17,713	17,713	current
12/21/2004	12/21/2014	2KEIP	Non-Qualified	25,980	$10.7500		25,980	25,980	current
12/21/2004	12/21/2014	2KEIP	Incentive	19,020	$10.7500		19,020	19,020	current

Optionee Totals				613,307			147,213	147,213

7 of 7